                                                                                                                                                                                         EXHIBIT 99.1

News Release

BOARDWALK PIPELINES ELECTS WILLIAM R. CORDES

TO ITS BOARD OF DIRECTORS

OWENSBORO, KY, Oct. 24, 2006 — Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that William R. Cordes has been elected a director and a member of the Audit Committee of Boardwalk’s general partner. Mr. Cordes, who is currently serving as President of Northern Border Pipeline Company (operated by a subsidiary of ONEOK Inc., NYSE: OKE), has worked in the natural gas industry for more than 35 years, including as Chief Executive Officer of Northern Border Partners, LP and President of Northern Natural Gas Company and Transwestern Pipeline Company. He currently serves on the board of the Interstate Natural Gas Association of America and is a past chairman of the Midwest Energy Association. Mr. Cordes has announced that he will retire from Northern Border effective April 1, 2007.

Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,470 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 146 Bcf.

Contact:
Tonya Mann-Howard
Investor Relations
(270) 686-3620

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